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                                                                   Exhibit 23.04

                                  CONFIDENTIAL

[COOLEY GODWARD LOGO]                   ATTORNEYS AT LAW         Broomfield, CO
                                                                 720 566-4000

                                        One Maritime Plaza       Kirkland, WA
                                        20th Floor               425 893-7700
                                        San Francisco, CA
                                        94111-3580               Menlo Park, CA
                                        Main  415 693-2000       650-843-5100
                                        Fax   415 951-3699
                                                                 Palo Alto, CA
                                                                 650 843-5000

March 12, 2002                                                   Reston, VA
                                                                 703 456-8000
VIA FACSIMILE                           www.cooley.com
                                                                 San Diego, CA
Linda Kopp                                                       858 550-6000
Simba Information Inc.                  CONFIDENTIAL
P.O. Box 4234
11 River Bend Drive South               JULIE TUAN
Stamford, CT 06907-0234                 415 693-2125
                                        jtuan@cooley.com

RE:  SIMBA EDUCATIONAL PUBLISHING DATA

Dear Ms. Kopp:

     We are working with LeapFrog Enterprises, Inc. in connection with a possible public offering of its securities. In connection with the possible public offering, it is necessary for us to describe the supplemental educational publishing industry and LeapFrog's position in the industry in the registration statement to be filed with the Securities and Exchange Commission
(SEC). We would like to mention your name, "Simba Information Inc." and include certain data from your supplemental education publishing industry reports. We would very much appreciate it if you would countersign this letter to indicate your consent to the use of your name and of the industry report data, and fax a copy back to my attention at 415-951-3699 as soon as possible.

     If you have any comments or questions, please contact me BY MARCH 15, 2002, and we will do our best to accommodate your concerns.

Thank you for your prompt attention.

Sincerely,

/s/ Julie Tuan
Julie Tuan

Accepted and Agreed:

SIMBA INFORMATION INC.
By: /s/Linda Kopp
Name: Linda Kopp
Title: Executive Editor, Research & Analysis